UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2021

POTLATCHDELTIC CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West First Avenue, Suite 1600
Spokane, Washington		99201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 509 835-1500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($1 par value)	PCH	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2021, PotlatchDeltic Corporation (the "Company"), and its wholly owned subsidiaries PotlatchDeltic Forest Holdings, Inc. and PotlatchDeltic Land & Lumber, LLC (collectively, the "Borrowers"), entered into a Third Amended and Restated Credit Agreement among KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender, the Guarantors from time to time party thereto and the Lenders from time to time party thereto (the "Credit Agreement"), amending and restating their existing Amended and Restated Credit Agreement dated as of February 14, 2018 among the Borrowers, the Administrative Agent, L/C Issuer and Swing Line Lender, the Guarantors from time to time party thereto and the Lenders from time to time party thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Credit Agreement.

Under the Credit Agreement, the lenders have agreed to extend revolving loans to the Borrowers in an initial aggregate principal amount not to exceed $300 million, which may be increased by up to an additional$500 million of principal amount. The Credit Agreement includes a sublimit of $75 million for the issuance of standby letters of credit and a sublimit of $25 million for swing line loans. The Credit Agreement is an unsecured 62-month revolving facility, with a stated maturity date of February 14, 2027.

Pricing is set according to the type of borrowing under the Credit Agreement. LIBOR Loans are issued at a rate equal to LIBOR plus the Applicable Rate, while Base Rate Loans are issued at a rate equal to the Base Rate, which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1.00%,(b) LIBOR that would then be applicable to a new LIBOR Loan with a one month Interest Period plus 1.00%,and (c) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its "prime rate." The Applicable Rate for LIBOR Loans can range from 0.85% to 1.10%,and the Applicable Rate for Base Rate loans can range from 0.00% to 0.10% depending on the Debt Rating. In addition, the Amendment provides mechanics relating to the transition from the use of LIBOR to a replacement benchmark rate upon the occurrence of certain transition events or elections made by the parties.

The Credit Agreement contains covenants that, among other things, limit the Borrowers’ ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments and acquisitions, enter into certain transactions with affiliates or change the nature of the Borrowers' business. The Credit Agreement contains financial covenants including (a) the maintenance of an Interest Coverage Ratio (a ratio of consolidated EBITDDA to consolidated interest expense) of at least 3.00 to 1.00, and (b) a Leverage Ratio (a ratio of total consolidated funded indebtedness to the consolidated value of timberlands and other defined assets) of no more than 40%, except that, no more than twice during the term of the Credit Agreement, the Leverage Ratio may increase to 50% for two consecutive quarters if the circumstances causing such ratio to exceed 40% occurred in the ordinary course of business.

Events of Default under the Credit Agreement include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, material adverse judgments, actual or asserted invalidity of loan documentation, and certain change of control events.

The monies lent under the Credit Agreement are available to be used by the Borrowers, among other things, to refinance existing indebtedness, fund working capital needs, capital expenditures and for other general corporate purposes, including acquisitions.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

Third Amended and Restated Credit Agreement dated as of December 14, 2021, among PotlatchDeltic Corporation and its wholly owned subsidiaries, as borrowers, KeyBank National Association, as administrative agent, swing line lender and L/C issuer, the Guarantors from time to time party thereto and the Lenders from time to time party thereto

104	Cover Page interactive data file (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PotlatchDeltic Corporation

Date:	December 14, 2021	By:	/s/ Michele L. Tyler
Michele L. Tyler Vice President, General Counsel and Corporate Secretary